Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 4, 2019
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS FIRST QUARTER EARNINGS

ROANOKE, Va. (February 4, 2019)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,434,162 or $0.30 per share for the quarter ended December 31, 2018. This compares to earnings of $2,059,462 or $0.28 per share for the quarter ended December 31, 2017. CEO John D'Orazio stated, "We continue to see earnings growth from improved utility margins associated with the Company's infrastructure replacement programs and customer growth as well as the investment in Mountain Valley Pipeline.

Earnings for the twelve months ending December 31, 2018 were $7,671,905 or $0.98 per share compared to $6,060,109 or $0.84 per share for the twelve months ended December 31, 2017. D’Orazio attributed the increase in trailing twelve-month net income to improved utility margins associated with the Company's infrastructure replacement programs, increased gas volumes attributed to customer growth, and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2018 is not indicative of the results to be expected for the fiscal year ending September 30, 2019 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Revenues	$21,216,747	$18,756,051	$67,995,432	$62,264,336
Operating expenses	17,952,525	15,111,560	56,905,194	50,540,988
Operating income	3,264,222	3,644,491	11,090,238	11,723,348
Equity in earnings of MVP	563,049	148,811	1,352,769	485,917
Other income (expense), net	125,886	14,501	356,253	(509,056)
Interest expense	816,782	612,645	2,665,702	2,071,378
Income before income taxes	3,136,375	3,195,158	10,133,558	9,628,831
Income tax expense	702,213	1,135,696	2,461,653	3,568,722
Net income	$2,434,162	$2,059,462	$7,671,905	$6,060,109
Net earnings per share of common stock:
Basic	$0.30	$0.28	$0.98	$0.84
Diluted	$0.30	$0.28	$0.97	$0.83
Cash dividends per common share	$0.1650	$0.1550	$0.6300	$0.5900
Weighted average number of common shares outstanding:
Basic	8,003,736	7,248,094	7,839,488	7,232,171
Diluted	8,051,997	7,296,180	7,886,296	7,276,772

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2018	2017
Current assets	$22,329,735	$21,881,630
Total property, plant and equipment, net	170,032,053	151,909,137
Other assets	42,341,003	22,490,552
Total Assets	$234,702,791	$196,281,319
Liabilities and Stockholders’ Equity
Current liabilities	$19,416,078	$17,876,580
Long-term debt, net	89,119,411	69,793,783
Deferred credits and other liabilities	45,207,562	47,309,921
Total Liabilities	153,743,051	134,980,284
Stockholders’ Equity	80,959,740	61,301,035
Total Liabilities and Stockholders’ Equity	$234,702,791	$196,281,319